Item 77Q1(g)
Agreement and Plan of Reorganization



	THIS AGREEMENT AND PLAN OF REORGANIZATION dated as of March 27, 2008, is by and among Excelsior Funds, Inc.
and Excelsior Tax-Exempt Funds, Inc. (each an "Acquired Company"), each on behalf of each series thereof identified in Exhibit A hereto as an Acquired Fund (each an "Acquired Fund"), Columbia Funds Series Trust (the "Acquiring Trust"), on behalf of each series thereof identified in Exhibit A hereto as the corresponding Acquiring Fund (each an "Acquiring Fund"), and Columbia Management Advisors,
LLC ("Columbia").

	This Agreement shall be treated as if each reorganization between an Acquired Fund and its corresponding
Acquiring Fund contemplated hereby had been the subject of a separate agreement.

       This Agreement is intended to be and is adopted as a plan of reorganization and liquidation within the meaning of Section 361(a) and Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and any successor provision. The reorganization will consist of the transfer of all of the assets of each Acquired Fund attributable to each class of its shares in exchange for shares of the corresponding class of shares of the corresponding Acquiring Fund (the "Acquisition Shares"), and the assumption by each Acquiring Fund of the liabilities of the corresponding Acquired Fund and the distribution of the Acquisition Shares to the relevant shareholders of such Acquired Fund in liquidation of such Acquired Fund, all upon the terms and conditions set forth in this Agreement.

       In consideration of the premises and of the covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1.	TRANSFER OF ASSETS OF EACH ACQUIRED FUND IN EXCHANGE
FOR ASSUMPTION OF LIABILITIES AND ACQUISITION SHARES AND
LIQUIDATION OF SUCH ACQUIRED FUND.

1.1.	Subject to the terms and conditions herein set forth
and on the basis of the representations and warranties contained herein,

(a)	Each Acquired Fund will transfer and deliver to the
corresponding Acquiring Fund, and each Acquiring Fund will acquire all the assets of the corresponding Acquired Fund as set forth in paragraph 1.2;

(b)	Each Acquiring Fund will assume all of the
corresponding Acquired Fund's liabilities and obligations of any kind whatsoever, whether absolute, accrued, contingent or otherwise, in existence on the Closing Date (as defined in paragraph 1.2 hereof) (the "Obligations"), except that expenses of the reorganization contemplated hereby to be paid by the Acquired Fund pursuant to paragraph 9.2 shall not be assumed or paid by the Acquiring Fund; and

(c)	Each Acquiring Fund will issue and deliver to the
corresponding Acquired Fund in exchange for the net assets attributable to each class of its shares a number of Acquisition Shares of the corresponding class (including fractional shares, if any) determined by dividing the value of such net assets, computed in the manner and as of the time and date set forth in paragraph 2.1, by the net asset value of one Acquisition Share of the corresponding class computed in the manner and as of the time and date set forth in paragraph 2.2. Such transactions shall take place at the closing provided for in paragraph 3.1 (the "Closing").

1.2.	The assets of each Acquired Fund to be acquired by the
corresponding Acquiring Fund shall consist of all cash, securities, dividends and interest receivable, receivables for shares sold and all other assets that are owned by the Acquired Fund on the closing date provided in paragraph 3.1 (the "Closing Date") and any deferred expenses, other than unamortized organizational expenses, shown as an asset on the books of the Acquired Fund on the Closing Date. Each Acquiring Fund agrees that all rights to indemnification and all limitations of liability existing in favor of the applicable Acquired Company's current and former directors and officers, acting in their capacities as such, under the applicable Acquired Company's organizational documents as in effect as of the date of this Agreement or under any other agreement of the Acquired Fund shall survive the reorganization as obligations of the Acquiring Trust, on behalf of the Acquiring Fund, and shall continue in full force and effect, without any amendment thereto, and shall constitute rights which may be asserted against the Acquiring Trust, on behalf of the Acquiring Fund, its successors or assigns.

1.3.	As provided in paragraph 3.4, as soon after the Closing
Date as is conveniently practicable (the "Liquidation Date"), each Acquired Fund will liquidate and distribute pro rata to its shareholders of record of each class of its shares, determined as of the close of business on the Valuation Date (as defined in paragraph 2.1), the Acquisition Shares of the corresponding class received by the Acquired Fund pursuant to paragraph 1.1. Such liquidation and distribution will be accomplished by the transfer of the Acquisition Shares then credited to the account of each Acquired Fund on the books of the corresponding Acquiring Fund to open accounts on the share records of the corresponding Acquiring Fund in the names of the Acquired Fund's shareholders and representing the respective pro rata number of Acquisition Shares due such shareholders. The Acquiring Fund shall not be obligated to issue certificates representing Acquisition Shares in connection with such exchange.

1.4.	With respect to Acquisition Shares distributable pursuant
to paragraph 1.3 to an Acquired Fund shareholder holding a certificate or certificates for shares of the Acquired Fund, if any, on the Valuation Date, the Acquired Fund will not permit such shareholder to receive Acquisition Share certificates therefor, exchange such Acquisition Shares for shares of other investment companies, effect an account transfer of such Acquisition Shares or pledge or redeem such Acquisition Shares until such Acquired Fund shareholder has surrendered all his or her outstanding certificates for Acquired Fund shares or, in the event of lost certificates, posted adequate bond.

1.5.	As soon as practicable after the Closing Date, each Acquired
Fund shall make all filings and take all other steps as shall be necessary and proper to effect its complete dissolution under applicable state law. After the Closing Date, no Acquired Fund shall conduct any business except in connection with its dissolution.

2.	VALUATION.

2.1.	For the purpose of paragraph 1, the value of each Acquired
Fund's assets to be acquired by the corresponding Acquiring Fund hereunder shall be the value of such assets computed as of the close of regular trading on the New York Stock Exchange on the business day next preceding the Closing (such time and date being herein called the "Valuation Date") using the valuation procedures set forth in the organizational documents of the corresponding Acquiring Fund and the then current prospectus or prospectuses or statement or statements of additional information of the corresponding Acquiring Fund (collectively, as amended or supplemented from time to time, the "Acquiring Fund Prospectus"), after deduction for the expenses of the reorganization contemplated hereby to be paid by the Acquired Fund pursuant to paragraph 9.2, and shall be certified by the Acquired Fund.

2.2.	For the purpose of paragraph 2.1, the net asset value of
an Acquisition Share of each class shall be the net asset value per share computed as of the close of regular trading on the New York Stock Exchange on the Valuation Date, using the valuation procedures set forth in the organizational documents of the Acquiring Fund and the Acquiring Fund Prospectus.

3.	CLOSING AND CLOSING DATE.

3.1.	The Closing Date shall be on March 31, 2008, or on such
other date as the parties may agree. The Closing shall be held at Columbia's offices, One Financial Center, Boston, Massachusetts 02111 (or such other place as the parties may agree), at such time as the parties may agree.

3.2.	The portfolio securities of each Acquired Fund shall be
made available by the Acquired Fund to the custodian for the corresponding Acquiring Fund (the "Custodian"), for examination no later than five business days preceding the Valuation Date. On the Closing Date, such portfolio securities and all the Acquired Fund's cash shall be delivered by the Acquired Fund to the Custodian for the account of the corresponding Acquiring Fund, such portfolio securities to be duly endorsed in proper form for transfer in such manner and condition as to constitute good delivery thereof in accordance with the custom of brokers or, in the case of portfolio securities held in the U.S. Treasury Department's book-entry system or by the Depository Trust Company, Participants Trust Company or other third party depositories, by transfer to the account of the Custodian in accordance with Rule 17f-4, Rule 17f-5 or Rule 17f-7, as the case may be, under the Investment Company Act of 1940, as amended (the "1940 Act") and accompanied by all necessary federal and state stock transfer stamps or a check for the appropriate purchase price thereof. The cash delivered shall be in the form of currency or certified or official bank checks, payable to the order of "State Street Bank and Trust Company, custodian for [Acquiring Fund]".

3.3.	In the event that on the Valuation Date (a) the New York
Stock Exchange shall be closed to trading or trading thereon shall be restricted, or (b) trading or the reporting of trading on said Exchange or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of each Acquired Fund or the corresponding Acquiring Fund is impracticable, the Closing Date shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored; provided that if trading shall not be fully resumed and reporting restored within three business days of the Valuation Date, this Agreement may be terminated by either the Acquired Fund or the corresponding Acquiring Fund upon the giving of written notice to the other party.

3.4.	At the Closing, each Acquired Fund or its transfer
agent shall deliver to the corresponding Acquiring Fund or its designated agent a list of the names and addresses of the Acquired Fund's shareholders and the number of outstanding shares of each class of the Acquired Fund owned by each Acquired Fund shareholder, all as of the close of business on the Valuation Date, certified by any Vice President, Secretary or Assistant Secretary of the Acquired Fund. The Acquiring Trust will provide to the Acquired Fund evidence satisfactory to the Acquired Fund that the Acquisition Shares issuable pursuant to paragraph 1.1 have been credited to the Acquired Fund's account on the books of the Acquiring Fund. On the Liquidation Date, each Acquiring Fund will provide to the corresponding Acquired Fund evidence satisfactory to the corresponding Acquired Fund that such Acquisition Shares have been credited pro rata to open accounts in the names of the corresponding Acquired Fund's shareholders as provided in paragraph 1.3.

3.5.	At the Closing, each party shall deliver to the other
such bills of sale, instruments of assumption of liabilities, checks, assignments, stock certificates, receipts or other documents as such other party or its counsel may reasonably request in connection with the transfer of assets, assumption of liabilities and dissolution contemplated by paragraph 1.

4.	REPRESENTATIONS AND WARRANTIES.

4.1.	Each Acquired Fund represents and warrants the
following to the corresponding Acquiring Fund as of the date hereof and agrees to confirm the continuing accuracy and completeness in all material respects of the following on the Closing Date:

(a)	Each Acquired Company, of which each Acquired Fund
is a series thereof, is a Maryland corporation that is duly organized, validly existing and in good standing under the laws of the State of Maryland;

(b)	Each Acquired Company, of which each Acquired Fund
is a series thereof, is a duly registered investment company classified as a management company of the open-end type and its registration with the Securities and Exchange Commission as an investment company under the 1940 Act is in full force and effect, and the Acquired Fund is a separate series thereof duly designated in accordance with the applicable provisions of the Articles of Incorporation of the applicable Acquired Company and the 1940 Act;

(c)	The Acquired Fund is not in violation in any material
respect of any provision of its organizational documents or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquired Fund is a party or by which the Acquired Fund is bound, and the execution, delivery and performance of this Agreement will not result in any such violation;

(d)	The Acquired Fund has no material contracts or other
commitments (other than this Agreement and such other contracts as may be entered into in the ordinary course of its business) that if terminated may result in material liability to the Acquired Fund or under which (whether or not terminated) any material payments for periods subsequent to the Closing Date will be due from the Acquired Fund;

(e)	To the knowledge of the Acquired Fund, except as has
been disclosed in writing to the corresponding Acquiring Fund, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the Acquired Fund, any of its properties or assets, or any person whom the Acquired Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation, and the Acquired Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated hereby;

(f)	The statement of assets and liabilities, the statement
of operations, the statement of changes in net assets, and the schedule of investments of the Acquired Fund, as of the last day of and for its most recently completed fiscal year, audited by PricewaterhouseCoopers LLP (and, if applicable, an unaudited statement of assets and liabilities, statement of operations, statement of changes in net assets and schedule of investments for any subsequent semiannual period following the most recently completed fiscal year), copies of which have been furnished to the corresponding Acquiring Fund, fairly reflect the financial condition and results of operations of the Acquired Fund as of such dates and for the periods then ended in accordance with generally accepted accounting principles consistently applied, and the Acquired Fund has no known liabilities of a material amount, contingent or otherwise, other than those shown on the statements of assets and liabilities referred to above or those incurred in the ordinary course of its business since the last day of the Acquired Fund's most recently completed fiscal year;

(g)	Since the last day of the Acquired Fund's most recently
completed fiscal year, there has not been any material adverse change in the Acquired Fund's financial condition, assets, liabilities or business (other than changes occurring in the ordinary course of business), or any incurrence by the Acquired Fund of indebtedness, except as disclosed in writing to the corresponding Acquiring Fund. For the purposes of this subparagraph (g), distributions of net investment income and net realized capital gains, changes in portfolio securities, changes in the market value of portfolio securities or net redemptions shall be deemed to be in the ordinary course of business;

(h)	As of the Closing Date, all federal and other tax returns
and reports of the Acquired Fund required by law to have been filed by such date (giving effect to extensions) shall have been filed, and all federal and other taxes shown to be due on such returns and reports or on any assessment received shall have been paid, or provisions shall have been made for the payment thereof, except for amounts that alone and in the aggregate would not reasonably be expected to have a material adverse effect.
All of the Acquired Fund's tax liabilities will have been adequately provided for on its books. To the best of the Acquired Fund's knowledge, it will not have had any tax deficiency or liability asserted against it or question with respect thereto raised, and it will not be under audit by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid;

(i)	The Acquired Fund meets the requirements of subchapter
M of the Code for treatment as a "regulated investment company" within the meaning of Section 851 of the Code, and will continue meeting such requirements at all times through the Closing Date. The Acquired Fund has not at any time since its inception been liable for, and is not now liable for, any material income or excise tax pursuant to Section 852 or 4982 of the Code. The Acquired Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its capital stock and to withholding in respect of dividends and other distributions to shareholders, and is not liable for any material penalties that could be imposed thereunder;

(j)	Exhibit B hereto sets forth the authorized capital of
the Acquired Fund. All issued and outstanding shares of the Acquired Fund are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable (except as set forth in the Acquired Fund's then current prospectus or prospectuses or statement or statements of additional information (collectively, as amended or supplemented from time to time, the "Acquired Fund Prospectus")) by the Acquired Fund and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. Except as set forth on Exhibit B hereto, no options, warrants or other rights to subscribe for or purchase, or securities convertible into, any shares of common stock of the Acquired Fund are outstanding and none will be outstanding on the Closing Date;

(k)	The Acquired Fund's investment operations from
inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in the Acquired Fund Prospectus, except as previously disclosed in writing to the corresponding Acquiring Fund;

(l)	The execution, delivery and performance of this Agreement
has been duly authorized by the directors of the Acquired Fund, and, upon approval thereof by the required majority of the shareholders of the Acquired Fund and assuming the due authorization, execution and delivery of this Agreement by the Acquiring Trust and Columbia, this Agreement will constitute the valid and binding obligation of the Acquired Fund enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and other equitable principles;

(m)	The Acquisition Shares to be issued to the Acquired
Fund pursuant to paragraph 1 will not be acquired for the purpose of making any distribution thereof other than to the Acquired
Fund's shareholders as provided in paragraph 1.3;

(n)	The information provided by the Acquired Fund for use
in the Registration Statement and Prospectus/Proxy Statement referred to in paragraph 5.3 shall be accurate and complete in all material respects and shall comply with federal securities and other laws and regulations as applicable thereto;

(o)	No consent, approval, authorization or order of any court
or governmental authority is required for the consummation by the Acquired Fund of the transactions contemplated by this Agreement, except such as may be required under the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act"), the 1940 Act and state securities or "Blue Sky" laws (which terms used herein shall include the laws of the District of Columbia and of Puerto Rico);

(p)	At the Closing Date, the Acquired Fund will have good and
marketable title to its assets to be transferred to the corresponding Acquiring Fund pursuant to paragraph 1.1 and will have full right, power and authority to sell, assign, transfer and deliver the Investments (as defined below) and any other assets and liabilities of the Acquired Fund to be transferred to the corresponding Acquiring Fund pursuant to this Agreement. At the Closing Date, subject only to the delivery of the Investments and any such other assets and liabilities and payment therefor as contemplated by this Agreement, the corresponding Acquiring Fund will acquire good and marketable title thereto and will acquire the Investments and any such other assets and liabilities subject to no encumbrances, liens or security interests whatsoever and without any restrictions upon the transfer thereof, except as previously disclosed to the corresponding Acquiring Fund. As used in this Agreement, the term "Investments" shall mean the Acquired Fund's investments shown on the schedule of its investments as of the date of its most recently completed fiscal year, referred to in subparagraph 4.1(f) hereof, as supplemented with such changes in the portfolio as the Acquired Fund shall make, and changes resulting from stock dividends, stock split-ups, mergers and similar corporate actions through the Closing Date;

(q)	At the Closing Date, the Acquired Fund will have sold such
of its assets, if any, as are necessary based on information provided by the corresponding Acquiring Fund and contingent on the accuracy of such information to assure that, after giving effect to the acquisition of the assets of the Acquired Fund pursuant to this Agreement, the Acquiring Fund will remain a "diversified company" within the meaning of Section 5(b)(1) of the 1940 Act, if applicable, and in compliance with such other mandatory investment restrictions as are set forth in the Acquiring Fund Prospectus, as amended through the Closing Date. Notwithstanding the foregoing, nothing herein will require the Acquired Fund to dispose of any investments or securities if, in the reasonable judgment of the Acquired Fund, such disposition would either violate the Acquired Fund's fiduciary duty to its shareholders or adversely affect the tax-free nature of the reorganization contemplated by this Agreement; and

(r)	No registration of any of the Investments would be
required if they were, as of the time of such transfer, the subject of a public distribution by either of the corresponding Acquiring Fund or the Acquired Fund, except as previously disclosed by the Acquired Fund to the corresponding Acquiring Fund.

4.2.	Each Acquiring Fund represents and warrants the
following to the corresponding Acquired Fund as of the date hereof and agrees to confirm the continuing accuracy and completeness in all material respects of the following on the Closing Date:

(a)	The Acquiring Trust is a Delaware statutory trust that
is duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b)	The Acquiring Trust is a duly registered investment
company classified as a management company of the open-end type and its registration with the Securities and Exchange Commission as an investment company under the 1940 Act is in full force and effect, and the Acquiring Fund is a separate series thereof duly designated in accordance with the applicable provisions of the Amended and Restated Declaration of Trust ("Declaration of Trust") of the Acquiring Trust and the 1940 Act;

(c)	The Acquiring Fund Prospectus conforms in all material
respects to the applicable requirements of the 1933 Act and the rules and regulations of the Securities and Exchange Commission thereunder and does not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there are no material contracts to which the Acquiring Fund is a party that are not referred to in such Prospectus or in the registration statement of which it is a part;

(d)	At the Closing Date, the Acquiring Fund will have good
and marketable title to its assets;

(e)	The Acquiring Fund is not in violation in any material
respect of any provisions of its organizational documents or of any agreement, indenture, instrument, contract, lease or other undertaking to which the Acquiring Fund is a party or by which the Acquiring Fund is bound, and the execution, delivery and performance of this Agreement will not result in any such violation;

(f)	To the knowledge of the Acquiring Fund, except as has
been disclosed in writing to the corresponding Acquired Fund, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the Acquiring Fund, any of its properties or assets, or any person whom the Acquiring Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation, and the Acquiring Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transactions contemplated hereby;

(g)	The statement of assets and liabilities, the
statement of operations, the statement of changes in net assets, and the schedule of investments of the Acquiring
Fund, as of the last day of and for its most recently completed fiscal year, audited by PricewaterhouseCoopers
LLP (and, if applicable, an unaudited statement of assets and liabilities, statement of operations, statement of changes in net assets and schedule of investments for any subsequent semiannual period following the most recently completed fiscal year), copies of which have been furnished to the Acquired Fund, fairly reflect the financial condition and results of operations of the Acquiring Fund as of such dates and for the periods then ended in accordance with generally accepted accounting principles consistently applied, and the Acquiring Fund has no known liabilities of a material amount, contingent or otherwise, other than those shown on the statements of assets referred to above or those incurred in the ordinary course of its business since the last day of the Acquiring Fund's most recently completed fiscal year;

(h)	Since the last day of the Acquiring Fund's most
recently completed fiscal year, there has not been any material adverse change in the Acquiring Fund's financial condition, assets, liabilities or business (other than changes occurring in the ordinary course of business), or any incurrence by the Acquiring Fund of indebtedness, except as disclosed in writing to the Acquired Fund. For the purposes of this subparagraph (h), distributions of net investment income and net realized capital gains, changes in portfolio securities, changes in the market value of portfolio securities or net redemptions shall be deemed to be in the ordinary course of business;

(i)	As of the Closing Date, all federal and other tax
returns and reports of the Acquiring Fund required by law to have been filed by such date (giving effect to extensions) shall have been filed, and all federal and other taxes shown to be due on such returns and reports or any assessments received shall have been paid, or provisions shall have been made for the payment thereof. All of the Acquiring Fund's tax liabilities will have been adequately provided for on its books. To the best of the Acquiring Fund's knowledge, it will not have had any tax deficiency or liability asserted against it or question with respect thereto raised, and it will not be under audit by the Internal Revenue Service or by any state or local tax authority for taxes in excess of those already paid;

(j)	The Acquiring Fund has met the requirements of
subchapter M of the Code for treatment as a "regulated investment company" within the meaning of Section 851 of the Code in respect of each taxable year since the commencement of operations, and will continue to meet such requirements at all times through the Closing
Date. The Acquiring Fund has not at any time since its inception been liable for, nor is it now liable for, any material income or excise tax pursuant to Section 852 or 4982 of the Code. The Acquiring Fund is in compliance in all material respects with applicable regulations of the Internal Revenue Service pertaining to the reporting of dividends and other distributions on and redemptions of its capital stock and to withholding in respect of dividends and other distributions to shareholders, and is not liable for any material penalties that could be imposed thereunder;

(k)	Exhibit C hereto sets forth the authorized
capital of the Acquiring Fund. All issued and outstanding shares of the Acquiring Fund are, and at the Closing Date will be, duly and validly issued and outstanding, fully paid and non-assessable (except as set forth in the Acquiring Fund Prospectus) by the Acquiring Fund and will have been issued in compliance with all applicable registration or qualification requirements of federal and state securities laws. Except as set forth on Exhibit C hereto, no options, warrants or other rights to subscribe for or purchase, or securities convertible into, any shares of common stock of the Acquiring Fund are outstanding and none will be outstanding on the Closing Date;

(l)	The Acquiring Fund's investment operations from
inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in the Acquiring Fund Prospectus;

(m)	The execution, delivery and performance of this
Agreement have been duly authorized by all necessary action on the part of the Acquiring Fund, and, assuming the due authorization, execution and delivery of this Agreement by the Acquired Company and Columbia, this Agreement constitutes the valid and binding obligation of the Acquiring Fund enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and other equitable principles;

(n)	The Acquisition Shares to be issued and delivered to
the corresponding Acquired Fund pursuant to the terms of this Agreement will at the Closing Date have been duly authorized and, when so issued and delivered, will be duly and validly issued shares in the Acquiring Fund, and will be fully paid and non-assessable (except as set forth in the Acquiring Fund Prospectus) by the Acquiring Fund, and no shareholder of the Acquiring Fund will have any preemptive right of subscription or purchase in respect thereof;

(o)	The information to be furnished by the Acquiring Fund
for use in the Registration Statement and Prospectus/Proxy Statement referred to in paragraph 5.3 shall be accurate and complete in all material respects and shall comply with federal securities and other laws and regulations applicable thereto; and

(p)	No consent, approval, authorization or order of any
court or governmental authority is required for the consummation by the Acquiring Fund of the transactions contemplated by this Agreement, except such as may be required under the 1933 Act, the 1934 Act, the 1940 Act and state securities or "Blue Sky" laws (which term as used herein shall include the laws of the District of Columbia and of Puerto Rico).

5.	COVENANTS OF EACH ACQUIRED FUND AND THE
CORRESPONDING ACQUIRING FUND.

Each Acquired Fund and the corresponding Acquiring Fund hereby covenants and agrees with the other as follows:

5.1.	Each Acquiring Fund and each Acquired Fund will
each operate its business in the ordinary course between the date hereof and the Closing Date, it being understood that such ordinary course of business will include regular and customary periodic dividends and distributions.

5.2.	Each Acquired Fund will call a meeting of its
shareholders to be held prior to the Closing Date to consider and act upon this Agreement and take all other reasonable action necessary to obtain the required shareholder approval of the transactions contemplated hereby.

5.3.	In connection with each Acquired Fund shareholders'
meeting referred to in paragraph 5.2, the corresponding Acquiring Fund will prepare a prospectus/proxy statement (the "Prospectus/Proxy Statement") for such meeting, to be included in a Registration Statement on Form N-14 (the "Registration Statement"), which the corresponding Acquiring Fund will prepare and file for registration under the 1933 Act of the Acquisition Shares to be distributed to each Acquired Fund's shareholders pursuant hereto, all in compliance with the applicable requirements of the 1933 Act, the 1934 Act, and the 1940 Act.

5.4.	The information to be furnished by each Acquired
Fund for use in the Registration Statement and the information to be furnished by the corresponding Acquiring Fund for use in the Prospectus/Proxy Statement, each as referred to in paragraph 5.3, shall be accurate and complete in all material respects and shall comply with federal securities and other laws and regulations thereunder applicable thereto.

5.5.	Each Acquiring Fund will advise the corresponding
Acquired Fund promptly if at any time prior to the Closing
Date the assets of such Acquired Fund include any securities that the Acquiring Fund is not permitted to acquire.

5.6.	Subject to the provisions of this Agreement, the
Acquired Fund and the corresponding Acquiring Fund will each take, or cause to be taken, all action, and do or cause to be done, all things reasonably necessary, proper or advisable to cause the conditions to the other party's obligations to consummate the transactions contemplated hereby to be met or fulfilled and otherwise to consummate and make effective such transactions.

5.7.	Each Acquiring Fund will use all reasonable efforts
to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act and such of the state securities or "Blue Sky" laws as it may deem appropriate in order to continue its operations after the Closing Date.

6.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH
ACQUIRED FUND.

The obligation of each Acquired Fund to consummate the transactions provided for herein shall be subject, at its election, to the performance by the corresponding
Acquiring Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, to the following further conditions:

6.1.	The corresponding Acquiring Fund shall have
delivered to the Acquired Fund a certificate executed in its name by its President or a Vice President and its Treasurer or an Assistant Treasurer, in form and substance satisfactory to the Acquired Fund and dated as of the Closing Date, to the effect that the representations and warranties of the corresponding Acquiring Fund made in this Agreement are true and correct at and as of the Closing
Date, except as they may be affected by the transactions contemplated by this Agreement, and that the corresponding
Acquiring Fund has complied with all the covenants and agreements and satisfied all of the conditions on its part to be performed or satisfied under this Agreement at or prior to the Closing Date.

6.2.	The Acquired Fund shall have received a favorable
opinion of Morrison & Foerster, LLP, dated the Closing Date and in a form satisfactory to the Acquired Fund, to the following effect:

(a)	The Acquiring Trust is a Delaware statutory trust
duly organized and validly existing under the laws of the State of Delaware and has power to own all of its properties and assets and to carry on its business as presently conducted, and the corresponding Acquiring Fund is a separate series thereof duly constituted in accordance with the applicable provisions of the 1940 Act and the Declaration of Trust of the Acquiring Trust;

(b)	This Agreement has been duly authorized, executed
and delivered on behalf of the corresponding Acquiring Fund and, assuming the Registration Statement and Prospectus/Proxy Statement referred to in paragraph 5.3 comply with applicable federal securities laws and assuming the due authorization, execution and delivery of this Agreement by the Acquired Fund and Columbia, is the valid and binding obligation of the corresponding Acquiring Fund enforceable against the corresponding Acquiring Fund in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and other equitable principles;

(c)	The corresponding Acquiring Fund has the power to
assume the liabilities to be assumed by it hereunder, and, upon consummation of the transactions contemplated hereby, the corresponding Acquiring Fund will have duly assumed such liabilities;

(d)	The Acquisition Shares to be issued for transfer to the
Acquired Fund's shareholders as provided by this Agreement are duly authorized and upon such transfer and delivery will be validly issued and outstanding and fully paid and nonassessable shares in the corresponding Acquiring Fund, and no shareholder of the corresponding Acquiring Fund has any preemptive right of subscription or purchase in respect thereof;

(e)	The execution and delivery of this Agreement did not,
and the performance by the corresponding Acquiring Fund of its obligations hereunder will not, violate the corresponding Acquiring Fund's organizational documents, or any provision of any agreement known to such counsel to which the corresponding Acquiring Fund is a party or by which it is bound or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any agreement, judgment or decree to which such Acquiring Fund is a party or by which it is bound;

(f)	To the knowledge of such counsel, no consent, approval,
authorization or order of any court or governmental authority is required for the consummation by the corresponding Acquiring Fund of the transactions contemplated by this Agreement except such as may be required under state securities or "Blue Sky" laws or such as have been obtained;

(g)	Such counsel does not know of any legal or governmental
proceedings relating to the Acquiring Fund existing on or before the date of mailing of the Prospectus/Proxy Statement referred to in paragraph 5.3 or the Closing Date required to be described in the Registration Statement that are not described as required;

(h)	The Acquiring Trust is registered with the Securities
and Exchange Commission as an investment company under the 1940 Act;

(i)	To the knowledge of such counsel, except as has been
disclosed in writing to the Acquired Fund or disclosed in the Prospectus/Proxy Statement referred to in paragraph 5.3, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the corresponding Acquiring Fund or any of its properties or assets or any person whom the Acquired Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation, and the corresponding Acquiring Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transaction contemplated hereby; and

(j)	The Registration Statement has become effective under
the 1933 Act and, to the knowledge of such counsel, no stop order suspending the effectiveness of the Registration Statement has been issued under the 1933 Act and no proceedings for that purpose have been instituted or threatened by the Securities and Exchange Commission. Such counsel may rely as to matters governed by the laws of The Commonwealth of Massachusetts on an opinion of local counsel and/or certificates of officers or trustees of the Acquiring Trust.

6.3.	For the period beginning at the Closing Date of the
last reorganization of any series for each Acquired Company and ending not less than six years thereafter, Columbia, its successors and assigns, shall provide, or cause to be provided, liability coverage at least comparable to the liability coverage currently applicable to both former and current directors and officers of such Acquired Company as of the date of this Agreement, covering the actions of such directors and officers of such Acquired Company for the period they served as such. Any related costs or expenses shall be borne by the applicable Acquired Company.

7.	CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH ACQUIRING
FUND.

The obligations of each Acquiring Fund to complete the transactions provided for herein shall be subject, at its election, to the performance by the corresponding Acquired Fund of all the obligations to be performed by it hereunder on or before the Closing Date and, in addition thereto, to the following further conditions:

7.1.	The corresponding Acquired Fund shall have delivered to
the Acquiring Fund a certificate executed in its name by its President or a Vice President and its Treasurer or an Assistant Treasurer, in form and substance satisfactory to the Acquiring
Fund and dated as of the Closing Date, to the effect that the representations and warranties of the corresponding Acquired Fund made in this Agreement are true and correct at and as of the Closing Date, except as they may be affected by the transactions contemplated by this Agreement, and that the corresponding Acquired Fund has complied with all the covenants and agreements and satisfied all of the conditions on its part to be performed or satisfied under this Agreement at or prior to the Closing Date;

7.2.	The Acquiring Fund shall have received a favorable opinion
of Morgan, Lewis & Bockius LLP, dated the Closing Date and in a form satisfactory to the Acquiring Fund, to the following effect:

(a)	Each Acquired Company is a Maryland corporation, duly
organized and validly existing under the laws of the State of Maryland and has power to own all of its properties and assets and to carry on its business as presently conducted, and the corresponding Acquired Fund is a separate series thereof duly constituted in accordance with the applicable provisions of the 1940 Act and the Articles of Incorporation and Bylaws of such Acquired Company;

(b)	This Agreement has been duly authorized, executed and delivered on behalf of the corresponding Acquired Fund and, assuming the Registration Statement and Prospectus/Proxy Statement referred to in paragraph 5.3 comply with applicable federal securities laws and assuming the due authorization, execution and delivery of this Agreement by the Acquiring Fund and Columbia, is the valid and binding obligation of the corresponding Acquired Fund enforceable against the corresponding Acquired Fund in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and other equitable principles;

(c)	The corresponding Acquired Fund has the power to sell, assign, transfer and deliver the assets to be transferred by it hereunder, and, upon consummation of the transactions contemplated hereby, the corresponding Acquired Fund will have duly transferred such assets to the Acquiring Fund;

(d)	The execution and delivery of this Agreement did not, and the performance by the corresponding Acquired Fund of its obligations hereunder will not, violate the corresponding Acquired Fund's organizational documents or any provision of any agreement known to such counsel to which the corresponding Acquired Fund is a party or by which it is bound or, to the knowledge of such counsel, result in the acceleration of any obligation or the imposition of any penalty under any agreement, judgment or decree to which the corresponding Acquired Fund is a party or by which it is bound;

(e)	To the knowledge of such counsel, no consent, approval,
authorization or order of any court or governmental authority is required for the consummation by the corresponding Acquired Fund of the transactions contemplated by this Agreement, except such as have been obtained;

(f)	Such counsel does not know of any legal or governmental proceedings relating to the corresponding Acquired Fund existing on or before the date of mailing of the Prospectus/Proxy Statement referred to in paragraph 5.3 or the Closing Date required to be described in the Prospectus/Proxy Statement that are not described as required;

(g)	Each Acquired Company is registered with the Securities and
Exchange Commission as an investment company under the 1940 Act; and

(h)	To the knowledge of such counsel, except as has been disclosed in writing to the Acquiring Fund or disclosed in the Prospectus/Proxy Statement referred to in paragraph 5.3, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to the corresponding Acquired
Fund or any of its properties or assets or any person whom the Acquiring Fund may be obligated to indemnify in connection with such litigation, proceeding or investigation, and the corresponding Acquired Fund is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body that materially and adversely affects its business or its ability to consummate the transaction contemplated thereby.

Such counsel may rely as to matters governed by the laws of The
Commonwealth of Massachusetts on an opinion of local counsel and/or certificates of officers or directors of the Acquired Company.

7.3.	Prior to the Closing Date, the corresponding Acquired Fund
shall have declared a dividend or dividends which, together with all previous dividends, shall have the effect of distributing (i) all of the excess of (x) the corresponding Acquired Fund's interest income excludable from gross income under Section 103 of the Code over (y) the corresponding Acquired Fund's deductions disallowed under Sections 265 or 171 of the Code and (ii) all of the corresponding Acquired Fund's investment company taxable income as defined in
Section 852 of the Code (in each case computed without regard to any deduction for dividends paid) for its taxable years ending on or after March 31, 2007, and on or prior to the Closing Date (computed without regard to any deduction for dividends paid), and all of its net capital gains realized (after reduction for any capital loss carryover) in each of its taxable years ending on or after March 31, 2007, and on or prior to the Closing Date.

7.4.	The corresponding Acquired Fund shall have furnished to
the Acquiring Fund a certificate, signed by the President (or any Vice President) and the Treasurer (or Assistant Treasurer) of the corresponding Acquired Fund, as to the adjusted tax basis in the hands of the corresponding Acquired Fund of the securities delivered to the Acquiring Fund pursuant to this Agreement.

7.5.	The custodian of the corresponding Acquired Fund shall
have delivered to the Acquiring Fund a certificate identifying all of the assets of the corresponding Acquired Fund held by such custodian as of the Valuation Date.

8.	FURTHER CONDITIONS PRECEDENT TO OBLIGATIONS OF EACH
ACQUIRED FUND AND THE CORRESPONDING ACQUIRING FUND.

The respective obligations of each Acquired Fund and the corresponding Acquiring Fund hereunder are subject to the further conditions that on or before the Closing Date:

8.1.	This Agreement and the transactions contemplated herein
shall have received all necessary shareholder approvals at the meeting of shareholders of each Acquired Fund referred to in paragraph 5.2.

8.2.	On the Closing Date, no action, suit or other proceeding
shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or obtain damages or other relief in connection with, this Agreement or the transactions contemplated hereby. On the Closing Date, the Securities and Exchange Commission will not have issued an unfavorable report under Section 25(b) of the 1940 Act, nor instituted any proceeding seeking to enjoin the consummation of the transactions contemplated by this Agreement under Section 25(c) of the 1940 Act.

8.3.	All consents of other parties and all other consents, orders and permits of federal, state and local regulatory authorities (including those of the Securities and Exchange Commission and of state "Blue Sky" and securities authorities) deemed necessary by the Acquired Fund or the corresponding Acquiring Fund to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except when failure to obtain any such consent, order or permit would not involve a risk of a material adverse effect on the assets or properties of the Acquired Fund or the corresponding Acquiring Fund.

8.4.	The Registration Statement shall have become effective
under the 1933 Act and no stop order suspending the effectiveness thereof shall have been issued and, to the best knowledge of the parties hereto, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened or contemplated under the 1933 Act.

8.5.	The Acquired Fund shall have received a favorable opinion
of Morrison & Foerster, LLP satisfactory to the Acquired Fund, and the corresponding Acquiring Fund shall have received a favorable opinion of Morrison & Foerster, LLP satisfactory to the corresponding Acquiring Fund, each substantially to the effect that, on the basis of existing provisions of the Code, Treasury regulations promulgated thereunder, current administrative rules, pronouncements, and court decisions, while the matter is not free from doubt, generally for federal income tax purposes:

(a)	The transactions contemplated by this Agreement will
constitute a reorganization within the meaning of Section 368(a) of the Code, and the Acquired Fund and the corresponding
Acquiring Fund will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

(b)	No gain or loss will be recognized by the Acquired Fund
(i) upon the transfer of its assets to the corresponding Acquiring Fund in exchange for the Acquisition Shares and the assumption by the corresponding Acquiring Fund of the liabilities of the Acquired Fund or (ii) upon the distribution of the Acquisition Shares by the Acquired Fund to its shareholders in liquidation, as contemplated in paragraph 1 hereof;

(c)	No gain or loss will be recognized by the corresponding
Acquiring Fund upon receipt of the assets of the Acquired Fund in exchange for the assumption of liabilities and obligations and issuance of the Acquisition Shares as contemplated in paragraph 1 hereof;

(d)	The tax basis of the assets of the Acquired Fund acquired
by the corresponding Acquiring Fund will be the same as the tax basis of such assets in the hands of the Acquired Fund immediately prior to the transfer;

(e)	The holding period of the assets of the Acquired Fund
in the hands of the corresponding Acquiring Fund will include the period during which such assets were held by the Acquired Fund;

(f)	No gain or loss will be recognized by the Acquired Fund's
shareholders upon the exchange of all of their shares of the Acquired Fund for the Acquisition Shares;

(g)	The aggregate tax basis of the Acquisition Shares to be
received by a shareholder of the Acquired Fund will be the same as the aggregate tax basis of the Acquired Fund's shares exchanged therefor;

(h)	The Acquired Fund shareholder's holding period for the
Acquisition Shares to be received will include the period during which the Acquired Fund's shares exchanged therefor were held, provided that such shareholder held the Acquired Fund's shares as a capital asset on the date of the exchange; and

(i)	The corresponding Acquiring Fund will succeed to and take
into account the items of the Acquired Fund described in
Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the regulations thereunder.

The opinion will be based on the continuing accuracy and completeness of certain factual representations made by officers of the Acquired Fund, the corresponding Acquiring Fund, the applicable Acquired Company and the Acquiring Trust and will also be based on customary assumptions. The opinion is not a guarantee that the tax consequences of the relevant reorganization will be as described above. There is no assurance that the Internal Revenue Service or a court would agree with the opinion.

Morrison & Foerster, LLP will express no view with respect to the effect of the reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized under federal income tax principles (i) at the end of a taxable year or upon termination thereof, or (ii) upon the transfer of such asset regardless of whether such a transfer would otherwise be a non-taxable transaction.

8.6.	At any time prior to the Closing, any of the
foregoing conditions of this Agreement, except paragraph 8.1, may be waived jointly by the board of trustees/directors of the applicable Acquired Company and the Acquiring Trust, if, in their judgment, such waiver will not have a material adverse effect on the interests of the shareholders of the Acquired Fund or the corresponding Acquiring Fund.

9.	BROKERAGE FEES AND EXPENSES.

9.1.	Each Acquired Fund and corresponding Acquiring Fund
represents and warrants to the other that there are no brokers or finders entitled to receive any payments in connection with the transactions provided for herein.

9.2.	All fees paid to governmental authorities for the
registration or qualification of the Acquisition Shares and all transfer agency costs related to the Acquisition Shares shall be allocated to the corresponding Acquiring Fund. All fees and expenses related to printing and mailing communications to Acquired Fund shareholders shall be allocated to the Acquired Fund. All of the other expenses of the transactions, including without limitation, accounting, legal and custodial expenses, contemplated by this Agreement shall be allocated equally between the Acquired Fund and the corresponding Acquiring Fund. The expenses detailed above shall be borne by the Fund to which they are allocated; except that Columbia shall bear such expenses to the extent such expenses exceed the anticipated reduction in expenses borne by the Fund's shareholders over the first year following the reorganization. In the event the Closing does not occur, Columbia shall bear all such expenses.

10.	ENTIRE AGREEMENT; SURVIVAL OF WARRANTIES.

10.1.	Each Acquired Fund and corresponding Acquiring Fund agrees
that neither party has made any representation, warranty or covenant not set forth herein and that this Agreement constitutes the entire agreement between the parties.

10.2.	The representations, warranties and covenants contained
in this Agreement or in any document delivered pursuant hereto or in connection herewith shall not survive the consummation of the transactions contemplated hereunder except paragraphs 1.1, 1.2,
 1.3, 1.5, 5.4, 5.6, 6.3, 9, 10, 13 and 14.

11.	TERMINATION.

11.1.	This Agreement may be terminated by the mutual agreement
of each Acquired Fund and corresponding Acquiring Fund. In addition, either an Acquired Fund or the corresponding Acquiring
Fund may at its option terminate this Agreement at or prior to the Closing Date because:

(a)	of a material breach by the other of any representation,
warranty, covenant or agreement contained herein to be performed by the other party at or prior to the Closing Date;

(b)	a condition herein expressed to be precedent to the
obligations of the terminating party has not been met and it reasonably appears that it will not or cannot be met; or

(c)	any governmental authority of competent jurisdiction
shall have issued any judgment, injunction, order, ruling or decree or taken any other action restraining, enjoining or otherwise prohibiting this Agreement or the consummation of any of the transactions contemplated herein and such judgment, injunction, order, ruling, decree or other action becomes final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 11.1(c) shall have used its reasonable best efforts to have such judgment, injunction, order, ruling, decree or other action lifted, vacated or denied.

If the transactions contemplated by this Agreement have not been substantially completed by December 31, 2008, this Agreement shall automatically terminate on that date unless a later date is agreed to by both the Acquired Fund and the corresponding Acquiring Fund.

11.2.	If for any reason, except for willful default by a
party, the transactions contemplated by this Agreement are not consummated, no party shall be liable to any other party for any damages resulting therefrom, including without limitation consequential damages.

12.	AMENDMENTS.
       This Agreement may be amended, modified or supplemented in such manner as may be mutually agreed upon in writing by the authorized officers of each Acquired Fund and corresponding Acquiring Fund; provided, however, that following the shareholders' meeting called by each Acquired Fund pursuant to paragraph 5.2 no such amendment may have the effect of changing the provisions for determining the number of the Acquisition Shares to be issued to shareholders of such Acquired Fund under this Agreement to the detriment of such shareholders without their further approval.

13.	NOTICES.

       Any notice, report, statement or demand required or permitted by any provisions of this Agreement shall be in writing and shall be given by prepaid telegraph, telecopy or certified mail addressed to the Acquired Fund or the corresponding Acquiring Fund, One Financial Center, Boston, Massachusetts 02111, Attention: Secretary.

14.	HEADINGS; COUNTERPARTS; GOVERNING LAW; ASSIGNMENT;
NON- RECOURSE.

14.1.	The article and paragraph headings contained in this
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

14.2.	This Agreement may be executed in any number of
counterparts, each of which shall be deemed an original.

14.3.	This Agreement shall be governed by and construed in
accordance with the domestic substantive laws of The Commonwealth of Massachusetts, without giving effect to any choice or conflicts of law rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.

14.4.	This Agreement shall bind and inure to the benefit
of the parties hereto and their respective successors and assigns, but no assignment or transfer hereof or of any rights or obligations hereunder shall be made by any party without the written consent of the other party. Nothing herein expressed or implied is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.


[THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK.]



       IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as a sealed instrument by its President, a Vice President or Treasurer and attested by its Secretary or Assistant Secretary.

                                EXCELSIOR FUNDS, INC.
                                EXCELSIOR TAX-EXEMPT FUNDS, INC.
                                Each on behalf of each of its
                                 Acquired Funds

Attested by:

/s/ James R. Bordewick, Jr.
Name: James R. Bordewick, Jr.	By:	/s/ J. Kevin Connaughton
Title: Secretary	        Name:	J. Kevin Connaughton
	                        Title:	Senior Vice President,
                                Chief Financial Officer and Treasurer


                                COLUMBIA FUNDS SERIES TRUST
                                On behalf of each of its Acquiring Funds

Attested by:

/s/ James R. Bordewick, Jr.
Name: James R. Bordewick, Jr.	By:	/s/ J. Kevin Connaughton
Title: Secretary	        Name:	J. Kevin Connaughton
	                        Title:	Senior Vice President,
                                Chief Financial Officer and Treasurer


	                        Solely for purposes of Paragraphs 6.3
                                and 9.2 of the Agreement

	                        COLUMBIA MANAGEMENT ADVISORS, LLC

Attested by:

/s/ James R. Bordewick, Jr.	/s/ Christopher L. Wilson
Name: James R. Bordewick, Jr.	Name:	Christopher L. Wilson
Title: Secretary	        Title:	Managing Director



                                EXHIBIT A


Acquired Company/Acquired Fund           Acquiring Trust/Acquiring Fund
     (Share Classes)                         (Share Classes)


EXCELSIOR FUNDS, INC.                    COLUMBIA FUNDS SERIES TRUST
  Short-Term Government Securities Fund  Columbia Short Term Bond Fund
    Shares Class                           Class Z


EXCELSIOR TAX-EXEMPT FUNDS, INC.         COLUMBIA FUNDS SERIES TRUST
  Short-Term Tax-Exempt Securities Fund  Columbia Short Term Municipal
                                           Bond Fund
    Shares Class                           Class Z
California Short-Intermediate Term        Columbia California Intermediate
  Tax-Exempt Income Fund                    Municipal Bond Fund
    Shares Class                            Class Z



                               EXHIBIT B

              Authorized Capital of each Acquired Fund

     Acquired Fund                     Share Class   Authorized Capital
Short-Term Government Securities Fund  Shares Class      500,000,000
Short-Term Tax-Exempt Securities Fund  Shares Class      500,000,000
California Short-Intermediate Term
  Tax-Exempt Income Fund               Shares Class      500,000,000



                               EXHIBIT C

              Authorized Capital of each Acquiring Fund

     Acquiring Fund                    Share Class   Authorized Capital
Columbia Short Term Bond Fund          Class Z          Unlimited
Columbia Short Term Municipal Bond Fd  Class Z          Unlimited
Columbia California Intermediate
  Municipal Bond Fund                  Class Z          Unlimited




Item 77Q1(e)
INVESTMENT ADVISORY AGREEMENT
COLUMBIA FUNDS SERIES TRUST
     THIS AGREEMENT is made as of September 30, 2005, by and between COLUMBIA FUNDS SERIES TRUST, a Delaware statutory trust (the "Trust"), and COLUMBIA MANAGEMENT ADVISORS, LLC, a Delaware limited liability company (the "Adviser"), on behalf of those series of the Trust now or hereafter identified on Schedule I (each, a "Fund" and collectively, the "Funds").

     WHEREAS, the Trust is registered with the Securities and Exchange Commission (the "Commission") as an open-end management investment company under the Investment Company
Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Adviser is registered with the Commission as an investment adviser under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

     WHEREAS, the Trust desires that the Adviser manage the investment operations of the Funds and the Adviser desires to manage said operations; and

     WHEREAS, the Board of Trustees of the Trust (the "Board"), including a majority of the Trustees who are not "interested persons" (as defined herein) of any party to this Agreement, have approved this arrangement;

      NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

      1.	Appointment of Adviser.  The Trust hereby
appoints the Adviser and the Adviser hereby agrees to manage the investment operations of each Fund subject to the terms of this Agreement and subject to the supervision of the Board.
The Trust and the Adviser contemplate that certain duties of the Adviser under this Agreement may be delegated to one or more investment sub-adviser(s) (the "Sub-Adviser(s)") pursuant to separate investment sub-advisory agreement(s) (the "Sub-Advisory Agreement(s)"). The Adviser may, in its discretion, provide services under this Agreement through its own employees or through one or more affiliated companies that are qualified to act as investment advisers under applicable law and are under common control of Bank of America Corporation.

      2.	Services of Adviser.  The Adviser shall perform,
or arrange for the performance of, the management services necessary for the investment operations of each Fund, including but not limited to:

(a)	Managing the investment and reinvestment of all assets,
now or hereafter acquired by each Fund, including determining what securities and other investments are to be purchased or sold for each Fund and executing transactions accordingly;

(b)	Transmitting trades to each Fund's custodian for
settlement in accordance with each Fund's procedures and as may be directed by the Trust;

(c)	Assisting in the preparation of all shareholder
communications, including shareholder reports, and participating in shareholder relations;

(d)	Making recommendations as to the manner in which voting
rights, rights to consent to Fund action and any other rights pertaining to each Fund's portfolio securities shall be exercised;

(e)	Making recommendations to the Board with respect to Fund
investment policies and procedures, and carrying out such investment policies and procedures as are adopted by the Board;

(f)	Supplying reports, evaluations, analyses, statistical
data and information to the Board or to the Funds' officers and other service providers as the Board may reasonably request from time to time or as may be necessary or appropriate for the operation of the Trust as an open-end investment company or as necessary to comply with Section 3(a) of this Agreement;

(g)	Maintaining all required books and records with respect
to the investment decisions and securities transactions for each Fund;

(h)	Furnishing any and all other services, subject to
review by the Board, that the Adviser from time to time determines to be necessary or useful to perform its obligations under this Agreement or as the Board may reasonably request from time to time.

      3.	Responsibilities of Adviser.  In carrying out
its obligations under this Agreement, the Adviser agrees that it will:

(a)	Comply with all applicable law, including but not
limited to the 1940 Act and the Advisers Act, the rules and regulations of the Commission thereunder, and the conditions of any order affecting the Trust or a Fund issued thereunder;

(b)	Use the same skill and care in providing such services
as it uses in providing services to other fiduciary accounts for which it has investment responsibilities;

(c)	Not make loans to any person for the purpose of
purchasing or carrying Fund shares;

(d)	Place, or arrange for the placement of, all orders
pursuant to its investment determinations for the Funds either directly with the issuer or with any broker or dealer (including any affiliated broker or dealer). In executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of each Fund the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis. In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider whether such broker or dealer furnishes research and other information or services to the Adviser;

(e)	Adhere to the investment objective, strategies and
policies and procedures of the Trust adopted on behalf of each Fund; and

(f)	Maintain a policy and practice of conducting its
investment advisory services hereunder independently of the commercial banking operations of its affiliates. In making investment recommendations for a Fund, the Adviser's investment advisory personnel will not inquire or take into consideration whether the issuers (or related supporting institutions) of securities proposed for purchase or sale for the Fund's account are customers of the commercial departments of its affiliates. In dealing with commercial customers, such commercial departments will not inquire or take into consideration whether securities of those customers are held by the Fund.

      4.	Confidentiality of Information.  Each party agrees
that it will treat confidentially all information provided by the other party regarding such other party's business and operations, including without limitation the investment activities or holdings of a Fund. All confidential information provided by a party hereto shall not be disclosed to any unaffiliated third party without the prior consent of the providing party. The foregoing shall not apply to any information that is public when provided or thereafter becomes public or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

      5.	Delegation of Duties.   Subject to the approval
of the Board and, if required, the shareholders of the Funds, the Adviser may delegate to one or more Sub-Adviser(s) any or all of its duties hereunder, provided that the Adviser shall continue to supervise and monitor the performance of the duties delegated to the Sub-Adviser(s) and any such delegation shall not relieve the Adviser of its duties and obligations under this Agreement.
The Adviser shall be solely responsible for compensating the Sub-Adviser(s) for performing any of the duties delegated to them. The Adviser may request that the Trust pay directly to the Sub-Adviser(s) the portion of the Adviser's compensation that the Adviser is obligated to pay to the Sub-Adviser(s). If the Trust agrees to such request, it will pay such portion to the Sub-Adviser(s) on behalf of the Adviser, thereby reducing the compensation paid to the Adviser by the amount paid directly to the Sub-Adviser(s). However, such an arrangement will not relieve the Adviser of its responsibility for compensating the Sub-Adviser(s). In the event that any Sub-Adviser appointed hereunder is terminated, the Adviser may provide investment advisory services pursuant to this Agreement through its own employees or through one or more affiliated companies that are qualified to act as investment advisers under applicable law and are under common control of Bank of America Corporation or through other Sub-Adviser(s) as approved by the Trust in accordance with applicable law.

      6.	Services Not Exclusive.  The services furnished
by the Adviser hereunder are deemed not to be exclusive, and the Adviser shall be free to furnish similar services to others so long as its provision of services under this Agreement is not impaired thereby. To the extent that the purchase or sale of securities or other investments of the same issuer may be deemed by the Adviser to be suitable for two or more accounts managed by the Adviser, the available securities or investments may be allocated in a manner believed by the Adviser to be equitable to each account. It is recognized that in some cases this procedure may adversely affect the price paid or received by a Fund or the size of the position obtainable for or disposed of by a Fund. Nothing in this Agreement shall limit or restrict the right of any of the Adviser's partners, officers or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

      7.	Delivery of Documents.  The Trust has furnished
the Adviser with copies, properly certified or authenticated, of each of the following:

(a)	the Trust's Certificate of Trust, as filed with the
Secretary of State of Delaware, and Declaration of Trust (such Declaration of Trust, as presently in effect and as from time to time amended, is herein called the "Declaration of Trust");

(b)	the most recent prospectus(es) and statement(s) of
additional information relating to each Fund (such prospectus(es) together with the related statement(s) of additional information, as presently in effect and all amendments and supplements thereto, are herein called the "Prospectus"); and

(c)	any and all applicable policies and procedures approved
by the Board.

      The Trust will promptly furnish the Adviser with copies of any and all amendments of or additions or supplements to the foregoing.

      8.	Books and Records.  In compliance with the
requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all records that it maintains for each Fund under this Agreement are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

      9.	Expenses of the Funds.  Except to the extent
expressly assumed by the Adviser and except to any extent required by law to be paid or reimbursed by the Adviser, the Adviser shall have no duty to pay any ordinary operating expenses incurred in the organization and operation of the Funds. Ordinary operating expenses include, but are not limited to, brokerage commissions and other transaction charges, taxes, legal, auditing, printing, or governmental fees, other service providers' fees and expenses, expenses of issue, sale, redemption and repurchase of shares, expenses of registering and qualifying shares for sale, expenses relating to Board and shareholder meetings, the cost of preparing and distributing reports and notices to shareholders and interest payments and other fees or charges associated with any credit facilities established by or on behalf of the Funds.

      10.	Compensation.  Except as otherwise provided herein,
for the services provided to each Fund and the expenses assumed pursuant to this Agreement, the Trust will pay the Adviser and the Adviser will accept as full compensation therefor a fee determined in accordance with Schedule I attached hereto; provided, however, that the compensation paid to the Adviser shall be reduced by any amount paid by the Trust directly to the Sub-Advisor(s) pursuant to Section 5 of this Agreement. In addition, the Adviser or its affiliated persons may receive compensation or reimbursement of recordkeeping, bookkeeping, accounting, administrative and transactional fees or charges incurred in connection with any credit facilities established by or on behalf of the Funds. The fees or charges attributable to each Fund shall be a separate charge to such Fund and shall be the several (and not joint or joint and several) obligation of each such Fund. The Trust and the Adviser may, from time to time, agree to reduce, limit or waive the amounts payable hereunder with respect to one or more Funds for such period or periods they deem advisable.

      11.	Liability of Adviser.  The Adviser shall not be
liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its duties under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, or a loss resulting from willful misfeasance, bad faith or negligence on the part of the Adviser or any of its officers, directors, employees or agents, in the performance of their duties under this Agreement, or from reckless disregard by it of obligations and duties under this Agreement.

      12.	Term and Approval.  This Agreement will become
effective as of the date set forth herein above, and shall continue in effect until the second anniversary of its effective date.
This Agreement will become effective with respect to each additional Fund as of the date set forth on Schedule I when each such Fund is added thereto. The Agreement shall continue in effect for a Fund after the second anniversary of the effective date for successive annual periods ending on each anniversary of such date, provided that the continuation of the Agreement is specifically approved for the Fund at least annually:

(a)	(i)	by the Board or (ii) by the vote of "a majority
of the outstanding voting securities" of the Fund (as defined in Section 2(a)(42) of the 1940 Act); and

(b)	by the affirmative vote of a majority of the Trustees of
the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of a party to this Agreement (other than as Trustees of the Trust), by votes cast in person at a meeting specifically called for such purpose.

      13.	Termination.  This Agreement may be terminated
without payment of any penalty at any time by:

(a)	the Trust with respect to a Fund, by vote of the Board
or by vote of a majority of a Fund's outstanding voting securities, upon sixty (60) days' written notice to the Adviser;
or

(b)	the Adviser with respect to a Fund, upon sixty (60)
days' written notice to the Trust.

      Any party entitled to notice may waive the notice provided for herein. This Agreement shall automatically terminate in the event of its assignment, unless an order is issued by the Commission conditionally or unconditionally exempting such assignment from the provisions of Section 15(a) of the 1940 Act, in which event this Agreement shall remain in full force and effect subject to the terms of such order. For the purposes of this paragraph, the definitions contained in Section 2(a) of the 1940 Act and the applicable rules under the 1940 Act shall apply.

      14.	Amendment of this Agreement.  No provision of
this Agreement may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

      15.	Notices.  Any notices under this Agreement shall
be in writing, addressed and delivered or mailed postage paid to such address as may be designated for the receipt of such notice. Until further notice, it is agreed that the address of the Trust shall be One Financial Center, Boston, Massachusetts, 02111-2621, Attention: Secretary, and that of the Adviser shall be One Financial Center, Boston, Massachusetts, 02111-2621,
Attention: President.

      16.	Release.  The names "Columbia Funds Series Trust"
and "Trustees of Columbia Funds Series Trust" refer respectively to the Trust created by the Declaration of Trust and the Trustees as Trustees but not individually or personally. All parties hereto acknowledge and agree that any and all liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied solely out of the assets of the Trust and that no Trustee, officer or shareholder shall be personally liable for any such liabilities. All persons dealing with any Fund of the Trust must look solely to the property belonging to such Fund for the enforcement of any claims against the Trust.

      17.	Miscellaneous.   This Agreement contains the
entire understanding of the parties hereto. Each provision of this Agreement is intended to be severable. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      18.	Governing Law.  This Agreement shall be governed
by, and construed in accordance with, Delaware law and the federal securities laws, including the 1940 Act and the Advisers Act.

      19.	Counterparts.  This Agreement may be executed in any
number of counterparts, each of which shall be deemed an original.


	IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

	                      COLUMBIA FUNDS SERIES TRUST
	                      on behalf of the Funds

	                      By:  /s/ Christopher L. Wilson
	                           Christopher L. Wilson
	                           President

	                      COLUMBIA MANAGEMENT ADVISORS, LLC

	                      By:  /s/ Roger Sayler
	                           Roger Sayler
	                           Executive Vice President


                               SCHEDULE I

      The Trust shall pay the Adviser, as full compensation for services provided and expenses assumed hereunder, an advisory fee for each Fund, computed daily and payable monthly at the annual rates listed below as a percentage of the average daily net assets of the Fund:

Fund                            Rate of Compensation     Effective Date

Columbia Asset Allocation Fund II    0.60%                  06/08/01
                                                          amended rate
                                                            01/01/04

Columbia California Intermediate Municipal Bond Fund
   * 0.40% up to $500 million                               08/14/02
   * 0.35% in excess of $500 million and up to $1 billion  amended rate
   * 0.32% in excess of $1 billion and up to $1.5 billion   12/01/04
   * 0.29% in excess of $1.5 billion and up to 3 billion
   * 0.28% in excess of $3 billion and up to $6 billion
   * 0.27% in excess of $6 billion

Columbia Convertible Securities Fund
    * 0.65% up to $500 million                              05/10/02
    * 0.60% in excess of $500 million and up to $1 billion amended rate
    * 0.55% in excess of $1 billion and up to $1.5 billion  12/01/04
    * 0.50% in excess of $1.5 billion

Columbia Daily Cash Reserves           0.25%               05/05/2008

Columbia Georgia Intermediate Municipal Bond Fund
    * 0.40% up to $500 million                             05/10/02
    * 0.35% in excess of $500 million and up to $1 billion amended rate
    * 0.32% in excess of $1 billion and up to $1.5 billion 12/01/04
    * 0.29% in excess of $1.5 billion and up to $3 billion
    * 0.28% in excess of $3 billion and up to $6 billion
    * 0.27% in excess of $6 billion

Columbia Global Value Fund
    * 0.90% up to $500 million                              04/09/01
    * 0.85% in excess of $500 million and up to $1 billion  amended rate
    * 0.80% in excess of $1 billion and up to $1.5 billion  12/01/04
    * 0.75% in excess of $1.5 billion and up to $3 billion
    * 0.73% in excess of $3 billion and up to $6 billion
    * 0.71% in excess of $6 billion

Columbia High Income Fund
    * 0.55% up to $500 million                              02/28/08 1
    * 0.52% in excess of $500 million and up to $1 billion
    * 0.49% in excess of $1 billion and up to $1.5 billion
    * 0.46% in excess of $1.5 billion

Columbia Large Cap Core Fund
    * 0.60% up to $500 million                              02/28/08 2
    * 0.55% in excess of $500 million and up to $1 billion
    * 0.50% in excess of $1 billion and up to $1.5 billion
    * 0.45% in excess of $1.5 billion and up to $3 billion
    * 0.43% in excess of $3 billion and up to $6 billion
    * 0.41% in excess of $6 billion

Columbia Large Cap Enhanced Core Fund
    * 0.35% up to $500 million                              05/10/02
    * 0.30% in excess of $500 million and up to $1 billion  amended rate
    * 0.25% in excess of $1 billion and up to $1.5 billion  12/01/04
    * 0.20% in excess of $1.5 billion and up to $3 billion
    * 0.18% in excess of $3 billion and up to $6 billion
    * 0.16% in excess of $6 billion

Columbia Large Cap Index Fund       0.10%                   05/10/02
                                                            amended rate
                                                            11/01/03
Columbia Large Cap Value Fund
    * 0.60% up to $500 million                              05/17/02
    * 0.55% in excess of $500 million and up to $1 billion  amended rate
    * 0.43% in excess of $1 billion and up to $1.5 billion  07/01/07
    * 0.43% in excess of $1.5 billion and up to $3 billion
    * 0.43% in excess of $3 billion and up to $6 billion
    * 0.41% in excess of $6 billion

Columbia LifeGoal Balanced Growth Portfolio    0.25%        06/08/01

Columbia LifeGoal Growth Portfolio             0.25%        06/08/01

Columbia LifeGoal Income and Growth Portfolio  0.25%        06/08/01

Columbia LifeGoal Income Portfolio
    * 0.00% for assets invested in other Underlying Funds
      and 0.50% for all other assets                        09/02/03

Columbia Marsico Focused Equities Fund
    * 0.75% up to $500 million                              02/28/08 3
    * 0.70% in excess of $500 million and up to $1 billion
    * 0.65% in excess of $1 billion and up to $1.5 billion
    * 0.60% in excess of $1.5 billion and up to $3 billion
    * 0.58% in excess of $3 billion and up to $6 billion
    * 0.56% in excess of $6 billion

Columbia Marsico Global Fund        0.80%                   04/30/08

Columbia Marsico 21st Century Fund
    * 0.75% up to $500 million                              04/07/00
    * 0.70% in excess of $500 million and up to $1 billion  amended rate
    * 0.65% in excess of $1 billion and up to $1.5 billion  12/01/04
    * 0.60% in excess of $1.5 billion and up to $3 billion
    * 0.58% in excess of $3 billion and up to $6 billion
    * 0.56% in excess of $6 billion

Columbia Marsico International Opportunities Fund    0.80%  08/01/00

Columbia Maryland Intermediate Municipal Bond Fund
    * 0.40% up to $500 million                              05/10/02
    * 0.35% in excess of $500 million and up to $1 billion  amended rate
    * 0.32% in excess of $1 billion and up to $1.5 billion  12/01/04
    * 0.29% in excess of $1.5 billion and up to $3 billion
    * 0.28% in excess of $3 billion and up to $6 billion
    * 0.27% in excess of $6 billion

Columbia Masters Global Equity Portfolio           0.00%    02/15/06

Columbia Masters Heritage Portfolio                0.00%    02/15/06

Columbia Masters International Equity Portfolio    0.00%    02/15/06

Columbia Mid Cap Index Fund                        0.10%    03/30/00
                                                            amended rate
                                                            11/01/03
Columbia Mid Cap Value Fund
   * 0.65% up to $500 million                               11/19/01
   * 0.60% in excess of $500 million and up to $1 billion   amended rate
   * 0.55% in excess of $1 billion and up to $1.5 billion   12/01/04
   * 0.50% in excess of $1.5 billion

Columbia North Carolina Intermediate Municipal Bond Fund
   * 0.40% up to $500 million                               05/10/02
   * 0.35% in excess of $500 million and up to $1 billion   amended rate
   * 0.32% in excess of $1 billion and up to $1.5 billion   12/01/04
   * 0.29% in excess of $1.5 billion and up to $3 billion
   * 0.28% in excess of $3 billion and up to $6 billion
   * 0.27% in excess of $6 billion

Columbia Overseas Value Fund               0.82%            03/31/08

Columbia Short Term Bond Fund              0.30%            05/10/02

Columbia Short Term Municipal Bond Fund
   * 0.30% up to $500 million                               05/10/02
   * 0.25% in excess of $500 million                        amended rate
                                                            12/01/04

Columbia Small Cap Growth Fund II
   * 0.70% up to $500 million                               02/28/08 4
   * 0.65% up to $1 billion
   * 0.60% in excess of $1 billion

Columbia Small Cap Index Fund               0.10%           05/10/02
                                                            amended rate
                                                            11/01/03
Columbia Small Cap Value Fund II
   * 0.70% up to $500 million                               04/30/02
   * 0.65% in excess of $500 million and up to $1 billion   amended rate
   * 0.60% in excess of $1 billion                          12/01/04


Columbia South Carolina Intermediate Municipal Bond Fund
   * 0.40% up to $500 million                               05/10/02
   * 0.35% in excess of $500 million and up to $1 billion   amended rate
   * 0.32% in excess of $1 billion and up to $1.5 billion   12/01/04
   * 0.29% in excess of $1.5 billion and up to $3 billion
   * 0.28% in excess of $3 billion and up to $6 billion
   * 0.27% in excess of $6 billion

Columbia Total Return Bond Fund
  * 0.40% up to $500 million                                05/10/02
  * 0.35% in excess of $500 million and up to $1 billion    amended rate
  * 0.32% in excess of $1 billion and up to $1.5 billion    12/01/04
  * 0.29% in excess of $1.5 billion and up to $3 billion
  * 0.28% in excess of $3 billion and up to $6 billion
  * 0.27% in excess of $6 billion

Columbia Virginia Intermediate Municipal Bond Fund
  * 0.40% up to $500 million                                05/10/02
  * 0.35% in excess of $500 million and up to $1 billion    amended rate
  * 0.32% in excess of $1 billion and up to $1.5 billion    12/01/04
  * 0.29% in excess of $1.5 billion and up to $3 billion
  * 0.28% in excess of $3 billion and up to $6 billion
  * 0.27% in excess of $6 billion

 _______________
1 Columbia High Income Fund (the "Fund") converted from a feeder fund in a master/feeder structure to a stand-alone fund effective on 2/28/08. In this prior master/feeder structure, the fee rate of the corresponding master fund, Columbia High Income Master Portfolio, was effective 02/14/00 with an amended fee rate effective on 12/01/04. Such amended fee rate is the same as the Fund's current fee rate.

2 Columbia Large Cap Core Fund (the "Fund") converted from a feeder fund in a master/feeder structure to a stand-alone fund effective on 2/28/08. In this prior master/feeder structure, the fee rate of the corresponding master fund, Columbia Large
Cap Core Master Portfolio, was effective 05/10/02 with an amended fee rate effective on 12/01/04. Such amended fee rate is the same as the Fund's current fee rate.

3 Columbia Marsico Focused Equities Fund (the "Fund") converted from a feeder fund in a master/feeder structure to a stand-alone fund effective on 2/28/08. In this prior master/feeder structure, the fee rate of the corresponding master fund, Columbia Marsico Focused Equities Master Portfolio, was effective 08/19/99 with an amended fee rate effective on 12/01/04. Such amended fee rate is the same as the Fund's current fee rate.

4 Columbia Small Cap Growth Fund II (the "Fund") converted from a feeder fund in a master/feeder structure to a stand-alone fund effective on 2/28/08. In this prior master/feeder structure, the fee rate of the corresponding master fund, Columbia Small Cap Growth Master Portfolio, was effective 08/01/03 with an amended fee rate effective on 12/01/04. Such amended fee rate is the same as the Fund's current fee rate.


(Remainder of Page Intentionally Left Blank.)


                                        Rate of Compensation

                           $0 to $125   Next $50    Next $50   Over $225
              Effective    billion of   billion of  billion of billion of
    Fund        Date       Assets*       Assets*     Assets*     Assets*

Columbia California Tax-Exempt Reserves
              05/10/02
            amended rate
              01/01/08

Columbia Cash Reserves
              05/10/02
            amended rate
             01/01/08

Columbia Connecticut Municipal Reserves
             11/18/05
            amended rate
             01/01/08

Columbia Government Reserves
             05/10/02
            amended rate
             01/01/08

Columbia Massachusetts Municipal Reserves
             11/18/05
            amended rate
             01/01/08        0.15%         0.15%       0.13%       0.08%

Columbia Money Market Reserves
             05/10/02
            amended rate
             01/01/08

Columbia Municipal Reserves
             05/10/02
            amended rate
             01/01/08

Columbia New York Tax-Exempt Reserves
             02/15/02
            amended rate
             01/01/08

Columbia Tax-Exempt Reserves
             05/10/02
            amended rate
             01/01/08

Columbia Treasury Reserves
             05/10/02
            amended rate
             01/01/08

Columbia Government Plus Reserves
             11/18/05
            amended rate
             01/01/08          0.18%         0.18%       0.13%       0.08%


* For purposes of determining the breakpoint level, "Assets" are the sum of the assets of Columbia California Tax-Exempt Reserves, Columbia Cash Reserves, Columbia Connecticut Municipal Reserves, Columbia Daily Cash Reserves, Columbia Government Reserves, Columbia Massachusetts Municipal Reserves, Columbia Money Market Reserves, Columbia
Municipal Reserves, Columbia New York Tax-Exempt
Reserves, Columbia Tax-Exempt Reserves, Columbia Treasury Reserves and Columbia Government Plus Reserves.



Effective as of the 5th day of May, 2008.

	                 COLUMBIA FUNDS SERIES TRUST
	                 on behalf of the Funds listed above

	                By:  /s/ J. Kevin Connaughton
                        Name:	J. Kevin Connaughton
                        Title:	Senior Vice President,
                        Chief Financial Officer and Treasurer

	                COLUMBIA MANAGEMENT ADVISORS, LLC

	                By:  /s/ Christopher L. Wilson
                        Name:	Christopher L. Wilson
                        Title:	Managing Director